UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 13, 2005

OM GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-12515
(Commission File Number)

52-1736882
(I.R.S. Employer Identification Number)

127 Public Square
1500 Key Tower
Cleveland, Ohio 44114-1221
(Address of principal executive offices)
(Zip code)

(216) 781-0083
(Registrant’s telephone number, including area code)

Item 1.01. Entry into a Material Definitive Agreement.

     On June 13, 2005, OM Group, Inc. (the “Company”) entered into a change in control agreement (the “CIC Agreement”) with its Chief Executive Officer, Joseph M. Scaminace (the “Executive”).

     Under the terms of the CIC Agreement, in the event that a Change in Control (as defined in the CIC Agreement) occurs, and during the term of the CIC Agreement, the Executive’s employment with the Company is terminated either by the Executive for Good Reason (as defined in the CIC Agreement) or by the Company Without Cause (as defined in the CIC Agreement), then the Executive shall be entitled to receive certain severance payments, including:

(i)	to the extent not previously paid, the Executive’s full base salary earned through the date of termination of the Executive’s employment;

(ii)	to the extent not previously paid, the Executive’s bonus for the last completed fiscal year;

(iii)	the Executive’s target bonus for the fiscal year in which the Executive’s employment was terminated, pro rated based on the number of days the Executive was employed during such year;

(iv)	a lump sum payment equal to three times: (A) the Executive’s annual base salary at the highest rate in effect at any time before his Termination Date (as defined in the CIC Agreement) and (B) the Executive’s Additional Compensation (as defined in the CIC Agreement). “Additional Compensation,” as defined in the CIC Agreement, is based upon the three-year average (or modified average if the Executive has been employed with the Company for less than three years) of the Executive’s total annual incentive compensation, commissions, bonuses, amounts deferred under non-qualified deferred compensation programs, and certain elective contributions made by or on behalf of the Executive under plans maintained by the Company; provided that the dollar value of Additional Compensation under the CIC Agreement shall not be less than $950,000;

(v)	a lump sum cash payment equal to the aggregate spread between the exercise prices of all stock options held by the Executive and the higher of (A) the mean of the high and low trading prices of the Company’s common stock on the New York Stock Exchange on the date of termination of the Executive’s employment and (B) the highest price per share actually paid by the Company in connection with a Change in Control;

(vi)	immediate vesting and redemption of all unvested shares of restricted stock at a price equal to the higher of (A) the mean of the high and low trading prices of the Company’s common stock on the New York Stock Exchange on the date of termination of the Executive’s employment and (B) the highest price per share actually paid by the Company in connection with a Change in Control; and

(vii)	a cash payment equal to any unvested portion of the Executive’s interest in any Company nonqualified retirement plan or tax-qualified pension plan.

The CIC Agreement provides that the payments described above shall be in lieu of all other severance arrangements otherwise due to the Executive under any other agreement, plan, arrangement or understanding between the Company and the Executive.

     In addition to such severance payments, if a Change in Control occurs, and during the term of the CIC Agreement, the Executive’s employment with the Company is terminated either by the Executive for Good Reason or by the Company Without Cause, the Executive will receive continued life, health, accident, and disability insurance coverage, as well as coverage under other employee benefit plans that the Executive participated in immediately prior to his termination, for a period of two years following the termination of the Executive’s employment. The Executive will also receive certain “gross-up” payments to reimburse the Executive for any excise taxes which may be incurred by the Executive as a result of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended.

     The CIC Agreement contains certain restrictive covenants on the part of the Executive, pursuant to which the Executive agrees to refrain from competing with the Company or its subsidiaries for a period of one year following termination of the Executive’s employment, maintain the confidentiality of the Company’s confidential information, and refrain from making any statements disparaging the reputation or business of the Company.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 16, 2005, Joseph M. Scaminace was appointed to the Board of Directors of OM Group, Inc. Such appointment is provided for in the Executive’s Employment Agreement with the Company.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

The CIC Agreement is filed as Exhibit 99.1 to this Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OM Group, Inc.
(Registrant)

Date: June 17, 2005	/s/ R. Louis Schneeberger
Name: R. Louis Schneeberger
Title: Chief Financial Officer